Exhibit 10.21

February 25, 2005

Mr. Robert Cusumano

525 Middlesex Road

Darien, CT 06820

Dear Bob,

Further to our recent discussions, please now find outlined below the main elements of compensation relative to our offer of employment to you as General Counsel, ACE Limited, subject to the formality of obtaining a Bermuda work permit.

Your total annual compensation target will be $2,000,000 and your gross salary will be $500,000 per annum, payable monthly on the 20th day of each.

As a sign-on award, you will be recommended for a sign on bonus of $125,000 and an award of 5,000 Restricted Ordinary ACE Limited Shares to be granted on the 1st business trading day of the month immediately following your start date. These shares will vest 25% per annum over 4 years provided you are employed by the Company on each vesting date. In addition, you will also be recommended for an award of 10,000 Options to purchase ordinary ACE Limited Shares to be granted at the New York Stock Exchange closing price for ACE Limited Ordinary Shares on the 1st business trading day of the month immediately following your start date. These options will vest 33 1/3% annually over 3 years provided you are employed on each vesting date. Should your employment with the Company terminate for reasons other than for cause, (i.e. termination without cause or voluntary resignation) prior to the second anniversary of your start date, all awards of restricted stock and options will vest immediately.

You will be eligible to participate in the ACE bonus program. Your bonus range will be at the discretion of the Board of Directors based on both individual contribution and the Company’s results with target being 100% of your annual base salary.

You will also be eligible to participate in the ACE Limited Long-Term Incentive Plan. Your award will again be at the discretion of the Board of Directors, with a target being 145%+ of your annual salary.

For the sake of clarity, I should point out that in accordance with the Bermuda Payroll Tax Act a standard 4.75% deduction will be made directly from your monthly payroll. All other local taxes are absorbed by the Company. As you would expect, ACE withholds income tax from US citizens and complies with all US reporting obligations.

Standard Company benefits include (a) life insurance (currently 4 x base salary) subject to satisfactory medical, (b) Disability Insurance at a level of 60% of salary after six months total disability – subject to medical, (c) Health (including Dental) & Major Medical Insurance - coverage is in accordance with ACE’s current plan. There is a standard to six month’s exclusion for any known pre-existing conditions, which can be waived.

You will also participate in all the benefit plans enjoyed by our senior executive group, which includes financial and tax planning as well as an executive medical program; details of these programs through E&Y and Exec-U-Care have already been forwarded to you.

One of ACE Group of Companies of Insurance & Reinsurance Companies

You will be eligible to participate in the Company’s defined contribution retirement plan, which is currently based on cash salary and annual incentive award. ACE currently contributes a 6% base contribution plus up to a 6% Company contribution to match your individual contribution with the potential for up to an additional 3% profit share contribution by the Company.

The Company will pay for the cost of renting suitable accommodations in Bermuda for you and your family. We will be pleased to assist you in securing a home and in your relocation needs. The services of a real estate agent will be made available to you and ACE will work with you in establishing a household locally.

As part of ACE’s car subsidy reimbursement plan, the Company will reimburse you $550 per month towards maintaining a car in Bermuda. Your new vehicle will be covered under ACE’s first-party policy with Bermuda Fire & Marine Insurance Company at no cost to you. We will assist you in establishing a banking relationship in order to secure a loan to purchase a car, should one be required.

You will be entitled to a local social club membership, with ACE covering initiation fees and annual dues.

Bob, I am really looking forward to having you join the senior management team at ACE and feel confident that you will make a significant contribution to the Company’s future success.

Yours sincerely,

Evan Greenberg
President & Chief Executive Officer
ACE Limited

Encs.

I accept the offer of employment on the above-noted terms and conditions this              day of             , 2005.

Robert Cusumano